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                                                                     EXHIBIT 3.3

                           FOURTH AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                               MQ ASSOCIATES, INC.

        The undersigned natural persons of at least 18 years of age, J. Kenneth Luke and Gene Venesky, being the President and Secretary, respectively, of MQ Associates, Inc., a corporation organized and existing under the laws of the State of Delaware, on behalf of said corporation, hereby certify as follows:

        FIRST: The name of the corporation (hereinafter the "CORPORATION") is MQ Associates, Inc.

        SECOND: The Certificate of Incorporation of the Corporation, filed on December 30, 1998, with an effective date of January 1, 1999, as in effect on the date hereof, is hereby amended and restated to read in its entirety as set forth on EXHIBIT A hereto.

        THIRD: Said Fourth Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 228, 242 and 245 of Title 8 of the General Corporation Law of the State of Delaware.

        IN WITNESS WHEREOF, we have executed this Certificate this 15th day of August, 2002.

                                                /s/ J. KENNETH LUKE
                                                -----------------------
                                                J. Kenneth Luke
                                                President

/s/ GENE VENESKY
--------------------
Gene Venesky
Secretary

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            FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                               MQ ASSOCIATES, INC.

                                    ARTICLE I

                                      NAME

        The name of the corporation (herein called the "CORPORATION") is: MQ Associates, Inc.

                                   ARTICLE II

                           REGISTERED OFFICE AND AGENT

        The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle. The name of the registered agent of the Corporation at such address is Corporation Trust Company.

                                   ARTICLE III

                                     PURPOSE

        The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

                                   ARTICLE IV

                                   DEFINITIONS

        As used in this Certificate of Incorporation, the following terms shall have the following meanings:

        "AFFILIATE" means, with respect to any Person, a Person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person.

        "APPLICABLE LAW," with respect to any Person, means all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates or orders of any Governmental Authority applicable to such Person or any of its assets or property or to which such Person or any of its assets or property is subject, and all judgments, injunctions, orders and decrees of all courts and arbitrators in proceedings or actions in which such Person is a party or by which it or any of its assets or properties is or may be bound or subject.

        "APPLICABLE SERIES A CONVERSION PRICE" has the meaning set forth in
SECTION 5.3(c)(i).

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        "BOARD" means the Board of Directors of the Corporation.

        "CLASS A COMMON LIQUIDATION PREFERENCE AMOUNT" has the meaning set forth in SECTION 5.2(d)(i).

        "CLASS A COMMON STOCK" has the meaning set forth in SECTION 5.1.

        "CLOSING PRICE" means with respect to the shares of Common Stock or Class A Common Stock, as applicable, on any day, (i) the last reported sales price, or in the case no such reported sale takes place on such day, the average of the reported closing bid and asked prices, in either case on the NYSE, or
(ii) if the shares of Common Stock or Class A Common Stock are not listed or admitted to trading on the NYSE, the last reported sales price, or in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices on the principal national securities exchange on which the shares of Common Stock or Class A Common Stock are listed or admitted to trading, or (iii) if the shares of Common Stock or Class A Common Stock are not listed on any national securities exchange, the average of the closing bid and asked prices in the over-the-counter market as furnished by any NYSE member firm selected from time to time by the Corporation for that purpose, or (iv) if such prices in the over-the-counter market are not available, the Fair Market Value.

        "COMMISSION" means the Securities and Exchange Commission or any other Governmental Authority at the time administering the Securities Act.

        "COMMON LIQUIDATION PREFERENCE AMOUNT" has the meaning set forth in
SECTION 5.2(d)(i).

        "COMMON STOCK" has the meaning set forth in SECTION 5.1.

        "COMMON STOCK EQUIVALENT" means, at any time, one share of Common Stock or Class A Common Stock or the right to acquire, whether or not such right is immediately exercisable, one share of Common Stock or Class A Common Stock, whether evidenced by an option, warrant, convertible security or other instrument or agreement.

        "CONTROL" means (including, with correlative meaning, the terms "controlling," "controlled by" and "under common control with") with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies or investment decisions of such Person, whether through the ownership of voting securities, by contract or otherwise.

        "CONVERTED SHARES" has the meaning set forth in SECTION 5.4.

        "CONVERTING SHARES" has the meaning set forth in SECTION 5.4.

        "CORPORATION" has the meaning set forth in ARTICLE I.

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        "DGCL" means the General Corporation Law of the State of Delaware, as in
effect from time to time.

        "EFFECTIVE TIME" has the meaning set forth in SECTION 5.1.

        "EQUITY INCENTIVE PLAN" means any stock option, issuance, appreciation rights or other equity incentive plan of the Company that has been duly approved by the Board.

        "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, or any successor Federal statute then in force, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect from time to time.

        "EXCLUDED STOCK" means (i) any shares of Common Stock or Class A Common Stock issued upon conversion of shares of Preferred Stock, (ii) any shares of Common Stock issued upon conversion of shares of Class A Common Stock, (iii) any shares of capital stock issued in connection with any merger or business acquisition, and (iv) any shares of capital stock issued in certain commercial transactions to Persons who are not stockholders, including capital stock issued to capital lessors and bona-fide investment units (whether or not separable) comprised of debt and an equity "kicker" issued to lenders to the Corporation; PROVIDED that, in each case of CLAUSES (iii) and (iv) above, such transaction has been approved by the Board (including a majority of the Investor Directors).

        "FAIR MARKET VALUE" means, as to (A) any property or assets other than cash or securities, the fair market value thereof as determined by the Board in good faith, using an appropriate valuation method and assuming an arm's-length sale to an independent third party, and (B) any security, the average of the Closing Prices of such security (i) averaged over a period of 21 days consisting of the day immediately preceding the day as of which "Fair Market Value" is being determined and the 20 consecutive Business Days prior to such immediately preceding day and (ii) excluding any trades that are not bona-fide, arm's length transactions. If at any time such security is not listed on any domestic securities exchange or quoted in the NASDAQ System or the domestic over-the-counter market, the "Fair Market Value" of such security shall be the fair market value thereof as determined by the Board in good faith, using an appropriate valuation method, assuming an arm's-length sale to an independent third party. In determining the fair market value of any class or series of capital stock of the Corporation, a sale of all of the issued and outstanding capital stock of the Corporation will be assumed, without giving regard to the lack of liquidity of such stock due to any restrictions (contractual or otherwise) applicable thereto or any discount for minority interests and assuming the conversion or exchange of all securities then outstanding that are convertible into or exchangeable for capital stock of the Corporation and the exercise of all rights and warrants then outstanding and exercisable to purchase shares of such stock or securities convertible into or exchangeable for shares of such stock; PROVIDED, HOWEVER that such assumption will not include those securities, rights and warrants convertible into capital stock where the conversion, exchange or exercise price per share is greater than the fair market value; PROVIDED FURTHER, HOWEVER, that fair market value

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shall be determined with regard to the relative priority of each class or series of capital stock (if more than one class or series exists.)

        "GOVERNMENTAL AUTHORITY" means any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, or any court, in each case whether of the United States of America or any political subdivision thereof, or of any other country.

        "INVESTOR DIRECTORS" has the meaning set forth in the Stockholders' Agreement.

        "LIQUIDATION EVENT" means (i) any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, other than any dissolution, liquidation or winding up in connection with any mere reincorporation of the Corporation in another jurisdiction or (ii) any Sale of the Corporation.

        "LIQUIDATION EVENT CONVERSION PRICE" means, as applicable, the Series A Liquidation Event Conversion Price or the Series B Liquidation Event Conversion Price.

        "ORIGINAL COST" means, with respect to the (i) Series A Preferred Stock, $1.00 per share, (ii) the Series B Preferred Stock, $1.00 per share, (iii) the Common Stock, $1.00 per share, and (iv) the Class A Common Stock, $1.00 per share, in each case, as adjusted for stock splits, combinations, reclassifications, recapitalizations and similar events after the Effective Date.

        "ORIGINAL ISSUANCE DATE" means, as applicable, the date of original issuance of the first share of Series A Preferred Stock or the date of original issuance of the first share of Series B Preferred Stock.

        "PARTICIPATION COMPONENT" means, with respect to each share of Series B Preferred Stock, an amount equal to the Fair Market Value of the Participation Component Shares, as such Fair Market Value may be determined at the time of any payment in respect of such share of Series B Preferred Stock, and which Fair Market Value shall include the value of any dividends, if any, declared and actually paid on shares of Common Stock as if the Participation Component Shares had actually received such dividends.

        "PARTICIPATION COMPONENT SHARES" means 0.15 shares of Common Stock (as adjusted for stock splits, combinations, reclassifications, recapitalizations and similar events after the Effective Time).

        "PERSON" shall be construed broadly and shall include, without limitation, an individual, a partnership, an investment fund, a limited liability company, a corporation, an association, a joint stock corporation, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

        "PREFERRED STOCK" has the meaning set forth in SECTION 5.1.

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        "QPO" means the first firm commitment underwritten public offering pursuant to an effective registration statement filed on Form S-1 (or its successor form) under the Securities Act underwritten by a nationally-recognized underwriter satisfactory to the holders of a majority of the shares of Common Stock and Class A Common Stock (voting together as a single class) resulting in aggregate proceeds (net of underwriting discounts and commissions) to the Corporation of not less than Fifty Million Dollars ($50,000,000) and a QPO Price of not less than two (2) times the Original Cost of the Common Stock.

        "QPO OFFER" has the meaning set forth in SECTION 5.3(e)(i).

        "QPO OFFER NOTICE" has the meaning set forth in SECTION 5.3(e)(ii).

        "QPO PAYMENT DATE" means the date on which the QPO is actually consummated.

        "QPO PRICE" means the per share price of the Common Stock issued by the Corporation in connection with a QPO.

        "QPO REDEMPTION PRICE" means, with respect to the (i) Series A Preferred Stock, the Original Cost of such a share of Series A Preferred Stock and (ii) Series B Preferred Stock, (A) the Original Cost of such a share of Series B Preferred Stock and (B) the Participation Component Shares.

        "RECAPITALIZATION AGREEMENT" means the Recapitalization Agreement, dated as of July 16, 2002, among the Corporation, the stockholders of the Corporation signatories thereto and MQ Investment Holdings, LLC, as the same may from time to time be amended, restated, supplemented or otherwise modified.

        "RECLASSIFIED SHARES" has the meaning set forth in SECTION 5.1.

        "REQUISITE SERIES A HOLDERS" means, as of any date of determination, the holders of Series A Preferred Stock holding more than fifty percent (50%) of the then outstanding shares of Series A Preferred Stock.

        "REQUISITE SERIES B HOLDERS" means, as of any date of determination, the holders of Series B Preferred Stock holding more than fifty percent (50%) of the then outstanding shares of Series B Preferred Stock.

        "SALE OF THE CORPORATION" means (i) the sale of all or substantially all of the Corporation's assets to one or more Persons, (ii) the sale or transfer of the outstanding capital stock of the Corporation to one or more Persons, or
(iii) the merger or consolidation of the Corporation with or into another Person, in each case in CLAUSES (ii) and (iii) above under circumstances in which the holders of a majority of the voting power of the outstanding capital stock of the Corporation, immediately prior to such transaction, hold less than 50% in voting power of the outstanding capital stock of the Corporation or the surviving or resulting corporation or acquirer, as the case may be, immediately following such transaction. A sale (or multiple related sales) of one or more

                                                                             -5-
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subsidiaries of the Corporation (whether by way or merger, consolidation, reorganization or sale of all or substantially all assets or securities) which constitutes all or substantially all of the consolidated assets of the Corporation shall be deemed a Sale of the Corporation. The transactions contemplated by the Recapitalization Agreement will not constitute a Sale of the Corporation.

        "SECURITIES ACT" means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect from time to time.

        "SERIES A LIQUIDATION EVENT CONVERSION PRICE" has the meaning set forth in SECTION 5.3(c)(i).

        "SERIES A PREFERRED LIQUIDATION PREFERENCE AMOUNT" has the meaning set forth in SECTION 5.3(d).

        "SERIES A PREFERRED STOCK" has the meaning set forth in SECTION 5.1.

        "SERIES B LIQUIDATION EVENT CONVERSION PRICE" has the meaning set forth in SECTION 5.3(c)(ii).

        "SERIES B PREFERRED LIQUIDATION PREFERENCE AMOUNT" has the meaning set forth in SECTION 5.3(d)(ii).

        "SERIES B PREFERRED STOCK" has the meaning set forth in SECTION 5.1.

        "STOCKHOLDERS' AGREEMENT" means the Stockholders' Agreement, dated as of August [___], 2002, between the Corporation and the stockholders of the Corporation party thereto, as the same may from time to time be amended, restated, supplemented or otherwise modified.

        "TARGET QPO DATE" means the date set by the Corporation as the proposed date of the consummation of the QPO, as determined by the Board in good faith.

                                    ARTICLE V

                                  CAPITAL STOCK

5.1  AUTHORIZED CAPITAL STOCK.

        The total number of authorized shares of capital stock of the Corporation shall be 385,000,000, consisting of (i) 195,000,000 shares of Common Stock, par value $0.001 per share (the "COMMON STOCK"), (ii) 115,000,000 shares of Class A Common Stock, $0.001 par value per share (the "CLASS A COMMON STOCK"), and (iii) 75,000,000 shares of Preferred Stock, par value $0.001 per share (the "PREFERRED STOCK"), of which (A) 35,000,000 shares are designated as Series A Redeemable Preferred Stock (the "SERIES A PREFERRED STOCK"), and (B) 15,000,000 shares are designated as Series B Redeemable Preferred Stock (the "SERIES B PREFERRED STOCK").

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        The Board is hereby authorized to cause additional shares of Preferred
Stock to be issued from time to time for such consideration as it may from time to time fix, and to cause such shares of Preferred Stock to be issued in one or more classes or series, with such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue of such stock adopted by the Board.

        At the effective time of this Certificate of Incorporation (the "EFFECTIVE TIME"), (i) each share of Common Stock, $0.01 par value per share, of the Corporation issued and outstanding immediately prior to the Effective Time (but immediately following the Redemption pursuant to the Recapitalization Agreement) shall be automatically, without any action on the part of the holder thereof or the Corporation, reclassified into 12.26 shares of Common Stock and
6.43 shares of Series B Preferred Stock authorized hereunder, (ii) each share of Class B Common Stock, $0.01 par value per share, of the Corporation issued and outstanding immediately prior to the Effective Time (but immediately following the Redemption pursuant to the Recapitalization Agreement) shall be automatically, without any action on the part of the holder thereof or the Corporation, reclassified into 12.26 shares of Common Stock and 6.43 shares of Series B Preferred Stock authorized hereunder, (iii) each share of Class C Common Stock issued and outstanding immediately prior to the Effective Time (but immediately following the Redemption pursuant to the Recapitalization Agreement) shall be automatically, without any action on the part of the holder thereof or the Corporation, reclassified into one share of Class A Common Stock authorized hereunder, and (iv) each share of Series E Preferred Stock issued and outstanding immediately prior to the Effective Time (but immediately following the Redemption pursuant to the Recapitalization Agreement) shall be automatically, without any action on the part of the holder thereof or the Corporation, reclassified into one share of Series A Preferred Stock authorized hereunder.

        At or as soon as practicable following the Effective Time, each holder of shares to be reclassified pursuant to the foregoing paragraph (the "RECLASSIFIED SHARES") shall exchange with the Corporation each certificate evidencing such Reclassified Shares held by such holder for a certificate evidencing the appropriate number of shares of Common Stock, Class A Common Stock, Series A Preferred Stock and Series B Preferred Stock, as applicable, to be issued pursuant to the forgoing paragraph. No fractional share shall be issued upon the reclassification of any Reclassified Shares. All shares of Common Stock, Class A Common Stock, Series A Preferred Stock and Series B Preferred Stock (including fractions thereof) issuable upon the reclassification of more than one Reclassified Share by a holder thereof shall be aggregated for purposes of determining whether the reclassification would result in the issuance of any fractional share. If, after the aforementioned aggregation, the reclassification would result in the issuance of such a fractional share, such fractional shares shall be rounded up to the next whole share. Until the time that any certificate evidencing the Reclassified Shares has been exchanged in accordance with the preceding sentence, such certificate shall be deemed, for all purposes, to represent the applicable number of shares of Common Stock,

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Class A Common Stock, Series A Preferred Stock and Series B Preferred Stock of
the Corporation.

        The designations, powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof with respect to the Common Stock, the Class A Common Stock and the Preferred Stock, shall be as set forth in this ARTICLE V and in any resolution or resolutions of the Board providing for the issuance of any additional shares of Preferred Stock pursuant to the foregoing provisions of this SECTION 5.1.

5.2  COMMON STOCK.

        (a) VOTING RIGHTS.

              (i) COMMON STOCK AND CLASS A COMMON STOCK. Except as set forth herein or as otherwise required by Applicable Law, each outstanding share of Common Stock and Class A Common Stock shall be entitled to vote on each matter on which the stockholders of the Corporation shall be entitled to vote and the holders of Common Stock and the holders of Class A Common Stock shall vote together as a single class. Each outstanding share of Common Stock and each outstanding share of Class A Common Stock shall be entitled to one vote per share. Notwithstanding the foregoing, the holders of Common Stock and the holders of Class A Common Stock shall have the right to vote as a separate class on any amendment of this SECTION 5.2(a)(i) and on any amendment, repeal or modification of any provision of this Certificate of Incorporation that materially adversely affects the powers, preferences, or special rights of the Common Stock or Class A Common Stock, on the one hand, as the case may be, without similarly affecting the powers, rights, preferences or special rights of the Common Stock or Class A Common Stock, on the other hand as the case may be.

             (ii) ELECTION OF DIRECTORS. In addition to the voting rights specified elsewhere in this SECTION 5.2(a), the holders of shares of Common Stock and the holders of Class A Common Stock shall have such other rights with respect to the election of directors of the Corporation as are set forth in the Stockholders' Agreement.

        (b) DIVIDENDS. Any dividend on the Common Stock and/or the Class A Common Stock, if, when and as declared by the Board out of assets of the Corporation legally available therefor, shall be payable on Common Stock and Class A Common Stock share and share alike; PROVIDED, HOWEVER, that, in the case of dividends payable in shares of capital stock, or options, warrants, or rights to acquire, or securities convertible into or exchangeable for, shares of capital stock, the shares, options, warrants, rights or securities so payable shall be payable in shares of, or options, warrants, or rights to acquire, or securities convertible into or exchangeable for, shares of capital stock of the same class upon which the dividend is being paid.

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        (c) CONVERSION.

              (i) OPTIONAL CONVERSION OF CLASS A COMMON STOCK INTO COMMON STOCK. Each holder of Class A Common Stock shall have the right, at such holder's option and in accordance with the procedures set forth in SECTION 5.4, at any time and from time to time, to convert, without the payment of any additional consideration, any or all of such shares then outstanding into an equal number of fully paid and nonassessable shares of Common Stock. The Corporation shall give the holders of Class A Common Stock reasonable prior notice of a Liquidation Event, including the price and material terms and conditions thereof, in order to provide the holders of Class A Common Stock reasonable opportunity to consider whether to convert the shares of Class A Common Stock held by them into shares of Common Stock upon or prior to such Liquidation Event. If the price or material terms or conditions of such transaction thereafter change, the Corporation shall promptly deliver written notice to the holders of Class A Common Stock specifying such changes.

             (ii) MANDATORY CONVERSION OF CLASS A COMMON STOCK INTO COMMON STOCK. Immediately prior to the consummation of a QPO, all shares of Class A Common Stock then outstanding shall, without any action on the part of the holders thereof, be deemed automatically converted, without the payment of any additional consideration, into an equal number of fully paid and nonassessable shares of Common Stock.

            (iii) ADJUSTMENT. The number and class of shares of Class A Common Stock that are convertible pursuant to this SECTION 5.2(c) and that number of shares of Common Stock that are issuable upon conversion pursuant to this SECTION 5.2(c) shall be subject to adjustment for stock splits, combinations, reclassifications, recapitalizations and similar events after the date hereof.

        (d) LIQUIDATION.

              (i) With respect to rights upon a Liquidation Event, the Class A Common Stock shall rank senior to the Common Stock and the Series B Preferred Stock. Upon the consummation of any Liquidation Event, after payment of the Series A Preferred Liquidation Preference Amount shall have been made to the holders of Series A Preferred Stock pursuant to SECTION 5.3(d)(i), the holders of Class A Common Stock shall be entitled to receive out of the proceeds of such Liquidation Event, before any payment shall be made to the holders of any capital stock ranking on a Liquidation Event junior to the Class A Common Stock, an amount per share of Class A Common Stock equal to the Original Cost of such share of Class A Common Stock (the "CLASS A COMMON LIQUIDATION PREFERENCE AMOUNT"). If, upon the consummation of any Liquidation Event, the proceeds of such Liquidation Event available for distribution to the Corporation's stockholders are insufficient to pay the holders of Class A Common Stock the full Class A Common Liquidation Preference Amount, the holders of Class A Common Stock shall share ratably in any distribution of proceeds based upon the number of

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     shares of Class A Common Stock held by each such holder. Upon the consummation of any Liquidation Event, after payment shall have been made to the holders of Class A Common Stock of the full Class A Common Liquidation Preference Amount pursuant to this SECTION 5.2(d), the holders of Common Stock shall be entitled to receive out of the proceeds of such Liquidation Event an amount per share of Common Stock equal to the Original Cost of such share of Common Stock (the "COMMON LIQUIDATION PREFERENCE AMOUNT") PARI PASSU with the payment of the Series B Liquidation Preference Amount. If, upon the consummation of any Liquidation Event, the proceeds of such Liquidation Event available for distribution to the Corporation's stockholders are insufficient to pay the holders of Common Stock the full Common Liquidation Preference Amount and the holders of Series B Preferred Stock the full Series B Preferred Liquidation Preference Amount, the holders of Common Stock and Series B Preferred Stock shall share ratably in any distribution of proceeds based upon the number of shares of Common Stock and/or Series B Preferred Stock held by each such holder (such calculation to be made on an as-converted basis as if the Common Stock and the Series B Preferred Stock were a single class).

            (ii) Upon the consummation of a Liquidation Event, after payment of the Series A Preferred Liquidation Preference Amount, the Class A Common Liquidation Preference Amount, the Common Liquidation Preference Amount and the Series B Preferred Liquidation Preference Amount in accordance with the terms hereof, the holders of Common Stock and the holders of Class A Common Stock shall share ratably in the remaining proceeds of such Liquidation Event, if any, based upon the number of shares of Common Stock and/or Class A Common Stock held by each such holder (such calculation to be made as if the Common Stock and the Class A Common Stock were a single class).

5.3  PREFERRED STOCK.

        (a) VOTING RIGHTS. Except as set forth herein or as otherwise required by Applicable Law, neither the Series A Preferred Stock nor the Series B Preferred Stock shall be entitled or permitted to vote on any matter required or permitted to be voted upon by the stockholders of the Corporation. Notwithstanding the foregoing, the holders of each series of Preferred Stock shall have the right to vote as a separate series on any amendment of this
SECTION 5.3(a) and on any amendment, repeal or modification of any provision of this Certificate of Incorporation that adversely affects the powers, preferences, or special rights of the shares of such series of Preferred Stock.

        (b) DIVIDENDS. The holders of Preferred Stock shall not be entitled to receive any dividends from the Corporation with respect to the Preferred Stock; PROVIDED, HOWEVER, that if any dividend is declared and paid on any share of Common Stock or Class A Common Stock, each holder of shares of Preferred Stock shall be entitled to receive such dividend with respect to each share of Preferred Stock held by such holder.

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        (c) CONVERSION.

              (i) OPTIONAL CONVERSION OF SERIES A PREFERRED STOCK INTO CLASS A COMMON STOCK. Each holder of Series A Preferred Stock shall have the right, at such holder's option and in accordance with the procedures set forth in
     SECTION 5.4, immediately prior to the consummation of either a QPO or a Liquidation Event, to convert, without the payment of any additional consideration, any or all shares of Series A Preferred Stock held by such holder into that number of fully paid and nonassessable shares of Class A Common Stock equal to the quotient obtained by dividing (x) the aggregate Original Cost of such shares of Series A Preferred Stock, by (y) the Applicable Series A Conversion Price. The conversion price (as applicable, the "APPLICABLE SERIES A CONVERSION PRICE") per share at which shares of Class A Common Stock shall be issuable upon conversion of Series A Preferred Stock shall initially be equal to (1) the QPO Price, in the case of conversion immediately prior to a QPO, or (2) $1.00 (the "SERIES A LIQUIDATION EVENT CONVERSION PRICE"), in the case of conversion immediately prior to a Liquidation Event (which Series A Liquidation Event Conversion Price shall be subject to adjustment from time to time as set forth in PARAGRAPH (iv) below). The Corporation shall give the holders of Series A Preferred Stock reasonable prior notice of a QPO or Liquidation Event, including the price and material terms and conditions thereof, in order to provide the holders of Series A Preferred Stock reasonable opportunity to consider whether to convert the shares of Series A Preferred Stock held by them into shares of Class A Common Stock in connection with such QPO or Liquidation Event. If the price or material terms or conditions of such transaction thereafter change, the Corporation shall promptly deliver written notice to the holders of Series A Preferred Stock specifying such changes.

             (ii) MANDATORY CONVERSION OF SERIES B PREFERRED STOCK INTO COMMON STOCK. Immediately prior to the consummation of a QPO (if the proviso to SECTION 5.3(e)(i) is applicable to such QPO or the Requisite Series B Holders otherwise elect not to have shares of Series B Preferred Stock redeemed pursuant to SECTION 5.3(e)(i)), each share of Series B Preferred Stock then outstanding shall, without any action on the part of the holders thereof, be deemed automatically converted, without the payment of any additional consideration, into that number of fully paid and nonassessable shares of Common Stock equal to the sum of (1) the quotient obtained by dividing (x) the Original Cost of such share of Series B Preferred Stock by
     (y) the QPO Price, PLUS (2) the Participation Component Shares.

            (iii) OPTIONAL CONVERSION OF SERIES B PREFERRED STOCK INTO COMMON STOCK. Each holder of Series B Preferred Stock shall have the right, at such holder's option and in accordance with the procedures set forth in
     SECTION 5.4, immediately prior to the consummation of a Liquidation Event, to convert, without the payment of any additional consideration, each share of Series B Preferred Stock held by such holder into that number of fully paid and nonassessable shares of Common Stock equal to the sum of (1) the quotient obtained by dividing (x) the Original Cost of such share of Series B Preferred Stock by (y) $1.00 (the "SERIES B LIQUIDATION EVENT CONVERSION PRICE") (which Series B Liquidation Event Conversion Price shall be subject to adjustment from time to time as set forth in PARAGRAPH (iv) below), PLUS
     (2) the Participation Component Shares. The Corporation shall give the holders of Series B Preferred Stock reasonable prior notice of a Liquidation Event, including the price and material terms and conditions thereof, in order to provide the holders of Series B Preferred Stock reasonable opportunity to consider whether to convert the shares of Series B Preferred Stock held by them into shares of Common Stock in connection with such Liquidation Event. If the price or material terms or conditions of such transaction thereafter change, the Corporation shall promptly deliver written notice to the holders of Series B Preferred Stock specifying such changes.

             (iv) ADJUSTMENT OF LIQUIDATION EVENT CONVERSION PRICES. The Liquidation Event Conversion Price with respect to any series of Preferred Stock shall be subject to adjustment from time to time as follows:

                  (A) If the Corporation shall, at any time or from time to time, after the applicable Original Issuance Date, issue or be deemed to have issued any shares of Common Stock (other than pursuant to any Equity Incentive Plan or with respect to Excluded Stock), without consideration or for a consideration per share less than the Liquidation Event Conversion Price in effect with respect to such series of Preferred Stock, then, immediately prior to the issuance of such shares of Common Stock, the Liquidation Event Conversion Price in effect with respect to such series of Preferred Stock immediately prior to each such issuance shall forthwith be lowered to a price equal to the quotient obtained by dividing:

                       (1) an amount equal to the sum of (x) the total number of shares of Common Stock outstanding (including any shares of Common Stock deemed to have been issued pursuant to SUBCLAUSE (3) of CLAUSE (B) below) immediately prior to such issuance, multiplied by the Liquidation Event Conversion Price in effect with respect to such series of Preferred Stock immediately prior to such issuance, and (y) the consideration received by the Corporation upon such issuance (or deemed issuance, as the case may be); by

                       (2) the total number of shares of Common Stock outstanding (including any shares of Common Stock deemed to have been issued pursuant to SUBCLAUSE (3) of CLAUSE (B) below) immediately after the issuance of such shares of Common Stock. For purposes of this SECTION 5.3(c)(iii), "COMMON STOCK" shall mean the Common Stock, the Class A Common Stock and any other class or series of capital stock of the Corporation hereafter authorized that is not limited to a fixed sum or percentage of par or stated value with respect to the rights of the holders thereof to participate in the dividends or in the distribution of proceeds upon any liquidation, distribution or winding up of the Corporation.

                  (B) For the purposes of any adjustment of the applicable Liquidation Event Conversion Price pursuant to CLAUSE (A) above, the following provisions shall be applicable:

                       (1) In the case of the issuance of shares of Common Stock for cash in a public offering (other than a QPO) or private placement, the consideration shall be deemed to be the amount of cash paid therefor after deducting therefrom any discounts, commissions or placement fees payable by the Corporation to any underwriter or placement agent in connection with the issuance and sale thereof;

                       (2) In the case of the issuance of shares of Common Stock for consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the Fair Market Value thereof; and

                       (3) In the case of the issuance of options to purchase or rights to subscribe for shares of Common Stock, securities by their terms convertible into or exchangeable for shares of Common Stock, or options to purchase or rights to subscribe for such convertible or exchangeable securities (each of which shall be deemed to be an issuance of Common Stock hereunder):

                            (a) the aggregate maximum number of shares of Common
                       Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in SUBCLAUSES (1) and (2) above), if any, received by the Corporation upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby;

                            (b) the aggregate maximum number of shares of Common
                       Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities, options, or rights were issued and for a consideration equal to the consideration received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in SUBCLAUSES (1) and (2) above);

                            (c) on any change in the number or exercise price of
                       shares of Common Stock deliverable upon exercise of any such options or rights or conversions of or exchange for such securities, other than a change resulting from the anti-dilution provisions thereof, the applicable Liquidation Event Conversion Price shall forthwith be readjusted to such Liquidation Event Conversion Price as would have been obtained had the adjustment made upon the issuance of such options, rights or securities not converted prior to such change or options or rights related to such securities not converted prior to such change been made upon the basis of such change; and

                            (d) on the expiration of any such options or rights,
                       the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the applicable Liquidation Event Conversion Price shall forthwith be readjusted to such Liquidation Event Conversion Price as would have been obtained had the adjustment made upon the issuance of such options, rights, securities or options or rights related to such securities been made upon the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities, or upon the exercise of the options or rights related to such securities and subsequent conversion or exchange thereof.

                  (C) If, at any time after the applicable Original Issuance Date, the number of shares of Common Stock outstanding is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, following the record date for the determination of holders of shares of Common Stock entitled to receive such stock dividend, subdivision or split-up (or if no record date is set, the date such stock dividend, subdivision or stock split is consummated), the Liquidation Event Conversion Prices shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of a particular series of Preferred Stock shall be increased in proportion to such increase in outstanding shares of Common Stock.

                  (D) If, at any time after the applicable Original Issuance Date, the number of shares of Common Stock outstanding is decreased by a combination of the outstanding shares of Common Stock, then, following the record date for such combination, the Liquidation Event Conversion Prices shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of a particular series of Preferred Stock shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

                  (E) In the event of any capital reorganization of the Corporation, any reclassification of any class or series of capital stock of the Corporation (other than a change in par value or from no par value to par value or from par value to no par value or as a result of a stock dividend or subdivision, split-up or combination of shares of capital stock), or any consolidation or merger of the Corporation, each share of each series of Preferred Stock shall, after such reorganization, reclassification, consolidation or merger, be convertible into the kind and number of shares or other securities or property of the Corporation or of the corporation resulting from such consolidation or surviving such merger to which the holder of the class of Common Stock deliverable (immediately prior to the time of such reorganization, reclassification, consolidation or merger) upon conversion of shares of such series of Preferred Stock would have been entitled upon such reorganization, reclassification, consolidation or merger. The provisions of this SUBCLAUSE (E) shall similarly apply to successive reorganizations, reclassifications, consolidations and mergers.

                  (F) If any event occurs of the type contemplated by the provisions of this SECTION 5.3(c)(iv) but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features, but excluding any issuance of Common Stock Equivalents pursuant to any Equity Incentive Plan or Excluded Stock), then the Board shall make an appropriate reduction in the Liquidation Event Conversion Prices so as to protect the rights of the holders of each series of the Preferred Stock.

                  (G) All calculations under this paragraph shall be made to the nearest one hundredth (1/100) of a cent.

                  (H) In any case in which the provisions of this SECTION 5.3(c)(iv) shall require that an adjustment shall become effective immediately after a record date of an event, the Corporation may defer until the occurrence of such event (i) issuing to the holder of any shares of Preferred Stock converted after such record date and before the occurrence of such event the shares of capital stock issuable upon such conversion by reason of the adjustment required by such event in addition to the capital stock issuable upon such conversion before giving effect to such adjustments, and (ii) paying to such holder any amount in cash in lieu of a fractional share of capital stock; PROVIDED, HOWEVER, that the Corporation shall deliver to such holder an appropriate instrument evidencing such holder's right to receive such additional shares and such cash.

                  (I) Whenever the Liquidation Event Conversion Prices shall be adjusted as provided in this SECTION 5.3(c)(iv), the Corporation shall make available for inspection during regular business hours, at its principal executive offices or at such other place as may be designated by the Corporation, a statement, signed by its chief executive officer, showing in detail the facts requiring such adjustment and the applicable Liquidation Event Conversion Price that shall be in effect after such adjustment. The Corporation shall also cause a copy of such statement to be sent by first class certified mail, return receipt requested and postage prepaid, to each holder of Preferred Stock at such holder's address appearing on the Corporation's records. Where appropriate, such copy may be given in advance and may be included as part of any notice required to be mailed under the provisions of CLAUSE (J) below.

                  (J) If the Corporation shall propose to take any action of the types described in CLAUSES (C), (D) or (E) of this SECTION 5.3(c)(iv), the Corporation shall give notice to each holder of Preferred Stock in the manner set forth in CLAUSE (I) above, which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the applicable Liquidation Event Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable or purchasable upon the occurrence of such action or deliverable upon conversion of Preferred Stock. In the case of any action which would require the fixing of a record date, such notice shall be given at least 10 days prior to the date so fixed, and in case of all other action, such notice shall be given at least 10 days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

        (d) LIQUIDATION.

              (i) SERIES A PREFERRED STOCK. Upon the consummation of any Liquidation Event, prior to payment of the Class A Common Liquidation Preference Amount, the Common Liquidation Preference Amount and the Series B Liquidation Preference Amount, the holders of Series A Preferred Stock shall be entitled to receive, out of the proceeds of such Liquidation Event, an amount per share of Series A Preferred Stock equal to the greater of (i) the Original Cost of such share (the "SERIES A PREFERRED LIQUIDATION PREFERENCE AMOUNT") and (ii) the amount such holder would have received if such share of Series A Preferred Stock had been converted into Class A Common Stock immediately prior to such Liquidation Event. If upon the consummation of any Liquidation Event the proceeds of such Liquidation Event are insufficient to pay the holders of Series A Preferred Stock the full Series A Preferred Liquidation Preference Amount, the holders of Series A Preferred Stock shall share ratably in any distribution of proceeds based upon the number of shares of Series A Preferred Stock held by each such holder. Anything contained in this SECTION 5.3 to the contrary notwithstanding, each holder of Series A Preferred Stock shall have the right to convert all or any part of the shares of Series A Preferred Stock held by such holder into shares of Class A Common Stock pursuant to SECTION 5.3(c)(i) in lieu of receiving the Series A Preferred Liquidation Preference Amount in connection with any Liquidation Event.

             (ii) SERIES B PREFERRED STOCK. Upon the consummation of any Liquidation Event, PARI PASSU with the Common Liquidation Preference Amount but after payment of the Series A Liquidation Preference Amount and the Class A Common Liquidation Preference Amount, the holders of Series B Preferred Stock shall be entitled to receive, out of the proceeds of such Liquidation Event, an amount per share of Series B Preferred Stock equal to the greater of (i) the Original Cost of such share (the "SERIES B PREFERRED LIQUIDATION PREFERENCE AMOUNT") and (ii) the amount such holder would have received if such share of Series B Preferred Stock had been converted into Common Stock immediately prior to such Liquidation Event. If upon the consummation of any Liquidation Event the proceeds of such Liquidation Event are insufficient to pay the holders of Series B Preferred Stock the full Series B Preferred Liquidation Preference Amount, the holders of Series B Preferred Stock shall share ratably in any distribution of proceeds together with the holders of Common Stock in accordance with
     SECTION 5.2(d). Anything contained in this SECTION 5.3 to the contrary notwithstanding, each holder of Series B Preferred Stock shall have the right to convert all or any part of the shares of Series B Preferred Stock held by such holder into shares of Common Stock pursuant to SECTION 5.3(c)(iii) in lieu of receiving the Series B Preferred Liquidation Preference Amount in connection with any Liquidation Event.

        (e) OPTIONAL REDEMPTION UPON A QPO.

              (i) Not less than ten (10) days and not more than thirty (30) days prior to the Target QPO Date, the Corporation shall deliver, in accordance with SECTION 5.3(e)(ii), an offer (the "QPO OFFER") to redeem the then outstanding shares of Preferred Stock at the applicable QPO Redemption Price, payable in accordance with the procedures set forth in this SECTION 5.3(e). The Requisite Series A Preferred Holders and the Requisite Series B Preferred Holders (voting separately as a class with respect to their respective series of Preferred Stock) shall have the right to require that the Corporation redeem any or all of the then outstanding shares of Series A Preferred Stock and Series B Preferred Stock, respectively, upon the consummation of a QPO, at the applicable QPO Redemption Price of such shares by giving written notice to the Corporation of such election within three business days following delivery of the QPO Offer Notice by the Corporation; PROVIDED, HOWEVER, that, if the managing underwriter in the QPO advises the Corporation that the redemption of the Series B Preferred Stock would adversely affect the successful offering and sale (including pricing) of the shares to be sold in the QPO, then such shares of Series B Preferred Stock to be redeemed pursuant to this SECTION 5.3(e)(i) shall be converted into Common Stock in accordance with SECTION 5.3(c)(ii).

             (ii) Within the period set forth in SECTION 5.3(e)(i), the Corporation shall send by nationally-recognized overnight courier or by first class mail, postage prepaid, to each holder of Preferred Stock, at the address for such holder appearing in the register maintained by or on behalf of the Corporation, a notice (a "QPO OFFER NOTICE") stating upon the election of the Requisite Series A Holders and/or the Requite Series B Holders, as applicable:

                  (A) that a QPO Offer is being made pursuant to this SECTION 5.3(e) and that all shares of Series A Preferred Stock and, subject to the proviso set forth in SECTION 5.3(e)(i), all shares of Series B Preferred Stock will be accepted for redemption;

                  (B)  the QPO Redemption Price and the Target QPO Date;

                  (C) that the holders of Preferred Stock to be redeemed pursuant to this SECTION 5.3(e) shall surrender their certificates representing shares of Preferred Stock to the Corporation at the address specified in the QPO Offer Notice prior to the close of business on the business day immediately preceding the QPO Payment Date;

                  (D) that, with respect to any shares of Preferred Stock to be redeemed pursuant to this SECTION 5.3(e), on and after the QPO Payment Date (or, if the Corporation defaults in the payment on such date of the QPO Redemption Price for any shares of Preferred Stock validly tendered pursuant to the QPO Offer, on and after the date such default is cured), to the extent permitted by Applicable Law, (x) all other rights with respect to such shares, except the right to receive the QPO Redemption Price, shall cease and terminate, (y) such shares shall no longer be deemed to be outstanding as of the QPO Payment Date; and

                  (E) any other reasonable procedures that the holders of Preferred Stock must follow to accept a QPO Offer.

            (iii) The Corporation will comply with any securities laws and regulations to the extent such laws and regulations are applicable to the redemption of the Preferred Stock in connection with a QPO Offer. Without limiting the foregoing, in the event that a QPO occurs and the Requisite Series A Holders and/or Requisite Series B Holders exercise their respective rights to require the Corporation to redeem shares of Preferred Stock pursuant to this SECTION 5.3(e), if such redemption constitutes a "tender offer" for purposes of Rule 14e-1 under the Exchange Act at that time, the Corporation will comply with the requirements of Rule 14e-1 as then in effect with respect to such redemption.

             (iv) On the QPO Payment Date, the Corporation shall, (i) to the extent lawful, accept for redemption the number and series of shares of Preferred Stock validly tendered pursuant to the QPO Offer and (ii) promptly deliver to each holder of Preferred Stock redeeming shares of Preferred Stock pursuant to this SECTION 5.3(e) by wire transfer of immediately available funds the QPO Redemption Price therefor. With respect to any shares of Preferred Stock to be redeemed pursuant to this SECTION 5.3(e), on and after the QPO Payment Date (or, if the Corporation defaults in the payment on such date of the QPO Redemption Price for any shares of Preferred Stock validly tendered pursuant to the QPO Offer, on and after the date such default is cured), to the extent permitted by Applicable Law,
     (x) all other rights with respect to such shares, except for the right to receive payment of the QPO Redemption Price, shall cease and terminate, and
     (y) such shares shall no longer be deemed to be outstanding as of the QPO Payment Date.

              (v) The payment of the QPO Redemption Price shall be subject to and made only in accordance with the terms and provisions of any agreement or instrument governing any indebtedness of the Corporation or any of its subsidiaries that restricts the Corporation's ability to pay the QPO Redemption Price (or restricts the Corporation's subsidiaries from distributing sufficient funds to the Corporation to make such payment) on the QPO Redemption Date; PROVIDED, HOWEVER, that, in the event of such restriction, the Corporation (and to the extent applicable, its subsidiaries) shall use their respective commercially reasonable efforts to
     (i) obtain the necessary consents or waivers from the requisite holders of such indebtedness to make the QPO Redemption Payment or (ii) obtain financing to permit the payment of the QPO Redemption Price.

             (vi) Without prejudice to any other rights any holder of Preferred Stock may have upon failure by the Corporation to redeem all shares of Preferred Stock validly tendered by such holder pursuant to the QPO Offer, if the

     Corporation redeems less than all of the shares of Preferred Stock validly tendered, then the Corporation shall redeem those shares of Preferred Stock validly tendered from the holders thereof out of funds legally available therefor ratably based upon the number of shares of Preferred Stock that each holder of Preferred Stock has validly tendered pursuant to the QPO Offer, until all of such shares of Preferred Stock validly tendered have been redeemed. The Corporation shall redeem any validly tendered but unredeemed shares of Preferred Stock as soon as practicable after the Corporation has funds legally available therefor.

5.4  CONVERSION MECHANICS.

        Each conversion of shares of any class or series of capital stock of the Corporation into shares of another class or series of capital stock of the Corporation shall be effected by the surrender of the certificate or certificates representing the shares of stock to be converted (the "CONVERTING SHARES") at the principal office of the Corporation (or such other office or agency of the Corporation as the Corporation may designate by written notice to the holders of such class or series of capital stock) at any time during its usual business hours, together with written notice by the holder of such Converting Shares, stating that such holder desires to convert the Converting Shares, or a stated number of the shares represented by such certificate or certificates, into the number of shares of the class or series into which such shares may be converted (the "CONVERTED SHARES") pursuant to the terms of this Certificate of Incorporation. Such notice shall also state the name or names (with addresses) and denominations in which the certificate or certificates for Converted Shares are to be issued and shall include instructions for the delivery thereof. Promptly after such surrender and the receipt of such written notice of conversion, the Corporation will issue and deliver in accordance with the surrendering holder's instructions the certificate or certificates evidencing the Converted Shares issuable upon such conversion, and the Corporation will deliver to the converting holder a certificate (which shall contain such legends as were set forth on the surrendered certificate or certificates and which shall otherwise be required by the Stockholders' Agreement or Applicable Law) representing any shares which were represented by the certificate or certificates that were delivered to the Corporation in connection with such conversion, but which were not converted. Such conversion, to the extent permitted by Applicable Law, shall be deemed to have been effected as of the close of business on the date on which such certificate or certificates shall have been surrendered and such notice shall have been received by the Corporation, and at such time the rights of the holder of the Converting Shares as such holder shall cease and the person or persons in whose name or names the certificate or certificates for the Converted Shares are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the Converted Shares. Upon issuance of shares in accordance with this SECTION 5.4, such Converted Shares shall be deemed to be duly authorized, validly issued, fully paid and non-assessable, with no personal liability attaching to the ownership thereof and free from all taxes, liens or charges with respect thereto due to any action of the Corporation. The Corporation shall take all such actions as may be necessary to assure that all such shares may be so issued without violation of any Applicable Law or any requirements of any securities exchange upon which such shares may be listed (except for official notice of issuance, which will be immediately transmitted by the Corporation upon issuance).

The Corporation shall not close its books against the transfer of shares in any manner which would interfere with the timely conversion of any shares. The issuance of certificates for shares of any class or series of capital stock (upon conversion of shares of any other class or series of capital stock or otherwise) shall be made without charge to the holders of such shares for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and/or the issuance of such shares; PROVIDED, HOWEVER, that the Corporation shall not be required to pay any tax which is or may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the shares converted. No fractional shares of capital stock or scrip shall be issued upon conversion of any shares. The number of full shares issuable upon conversion shall be computed on the basis of the aggregate number of shares to be converted by a holder. Instead of any fractional shares which would otherwise be issuable upon conversion of capital stock, the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to the product of (i) the Fair Market Value of one share of capital stock and (ii) such fractional interest. The holders of fractional interests shall not be entitled to any rights as stockholders of the Corporation in respect of such fractional interests. The foregoing provisions of this SECTION 5.4 shall apply, as applicable, to a mandatory conversion of shares of capital stock pursuant to the reclassification provisions of SECTION 5.1, SECTION 5.2(c)(ii) or SECTION 5.3(c)(ii), PROVIDED that, the failure of the Corporation or any holder of such shares to comply with such provisions shall not affect the automatic conversion of such shares pursuant to the applicable Section herein.

5.5  NO REISSUANCE OF PREFERRED STOCK.

     No share or shares of Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued and all such shares shall be cancelled, retired or eliminated from the shares which the Corporation shall be authorized to issue.

5.6  RESERVATION, REGISTRATION AND REPLACEMENT OF STOCK.

        (a) RESERVATION OF SHARES. The Corporation shall (and the stockholders of the Corporation shall cause the Corporation to) at all times reserve and keep available out of its authorized but unissued shares of each class or series of capital stock or its treasury shares, solely for the purpose of issuance upon the conversion of shares of any other class or series of capital stock hereunder, such number of shares of such class or series as are then issuable upon the conversion of all outstanding shares of such other class or series which may be converted.

        (b) REGISTRATION OF TRANSFER. The Corporation shall keep at its principal office (or such other place as the Corporation reasonable designates) a register for the registration of shares of each class or series of its capital stock. Upon the surrender of any certificate representing shares of any class or series of capital stock at such place, the Corporation shall, at the request of the registered holder of such certificate, execute and deliver a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of such class or series represented by the surrendered certificate, and the Corporation forthwith shall cancel such surrendered certificate. Each such new certificate will represent such number of shares of such class or series as is requested by the holder of the surrendered certificate and will be substantially identical in form to the surrendered certificate. Subject to any other restrictions on transfer to which such holder or such shares may be bound, the Corporation will also register such new certificate in such name as requested by the holder of the surrendered certificate.

        (c) REPLACEMENT OF CERTIFICATES. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of any class or series of capital stock, and (1) in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (PROVIDED that, if the holder is a financial institution or other institutional investor, its own agreement will be satisfactory), or (2), in the case of any such mutilation, upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver a new certificate representing such number of shares of such class or series represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

                                   ARTICLE VI

                                    DIRECTORS

        The number of directors of the Corporation shall be such as from time to time shall be fixed in the manner provided in the By-laws of the Corporation. The election of directors of the Corporation need not be by ballot unless the By-laws so require. Any director or any officer elected or appointed by the stockholders or by the Board of Directors may be removed at any time in such manner as shall be provided in the By-laws of the Corporation and the Stockholders' Agreement.

        A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived any improper personal benefit. If the DGCL is amended after the date of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

        The Corporation shall, to the fullest extent permitted by Section 145 of the DGCL, as the same may be amended and supplemented from time to time, indemnify any and all persons whom it shall have the power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law,

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agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

        Any repeal or modification of the foregoing two paragraphs by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                                   ARTICLE VII

                                   AMENDMENTS

        From time to time any of the provisions of this Certificate of Incorporation may be altered, amended or repealed, and other provisions authorized by Applicable Law may be added or inserted, in the manner and at the time prescribed by said Applicable Law, and all rights at any time conferred upon the stockholders of the Corporation by this Certificate of Incorporation are granted subject to the provisions of this ARTICLE VII.

                                  ARTICLE VIII

                                     NOTICES

        All notices referred to herein shall be in writing, shall be delivered personally or by overnight courier and shall be deemed to have been given when so delivered or sent by overnight courier to the Corporation at its principal executive officers and to any stockholder of the Corporation at such stockholder's address as it appears in the stock records of the Corporation (unless otherwise specified in a written notice to the Corporation by such stockholder).

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